EXHIBIT 21.1

List of subsidiaries of Blue Dolphin Energy Company (“Blue Dolphin”):

•	Lazarus Energy, LLC, a Delaware limited liability company;

•	Lazarus Refining & Marketing, LLC, a Delaware limited liability company

•	Nixon Product Storage, LLC, a Delaware limited liability company

•	Blue Dolphin Pipe Line Company, a Delaware corporation;

•	Blue Dolphin Petroleum Company, a Delaware corporation;

•	Blue Dolphin Services Co., a Texas corporation;

•	Blue Dolphin Exploration Company, a Delaware corporation; and

•	Petroport, Inc., a Delaware corporation.